PROSPECTUS SUPPLEMENT NO. 1 (TO PROSPECTUS DATED NOVEMBER 9, 2006)
PURSUANT TO RULE 424(b)(3) OF THE SECURITIES ACT OF 1933 DATED NOVEMBER 13, 2006

ASPENBIO PHARMA, INC.

20,182,750 Shares of Common Stock to be issued to and offered by Selling Shareholders

                This Prospectus Supplement No. 1 supplements and amends the prospectus dated November 9, 2006 (the “Original Prospectus”). This prospectus relates to the resale by the selling stockholders of up to 20,182,750 shares (the “Shares”) of no par value Common Stock (the “Common Stock”) of AspenBio Pharma, Inc. (“us,” ” we,” “AspenBio” or the “Company”). The shares of Common Stock offered hereby include the resale of: (i) 10,840,357 shares of Common Stock issuable upon exercise of outstanding warrants and options; and (ii) 9,342,393 shares of Common Stock outstanding. This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Original Prospectus and is qualified by reference to the Original Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Original Prospectus.

                The Common Stock is traded on the Over-The-Counter Bulletin Board under the symbol “APNB.OB.” On November 8, 2006, the closing bid price of the Common Stock as reported on the Over-The-Counter Bulletin Board was $1.73.

                The Shares will be offered by the Selling Shareholders through dealers or brokers on the OTC Bulletin Board. The Shares may also be sold in privately negotiated transactions. Sales through dealers or brokers are expected to be made with customary commissions being paid by the Selling Shareholders. Payments to persons assisting the Selling Shareholders with respect to privately negotiated transactions will be negotiated on a transaction-by-transaction basis. The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have made no agreements or arrangements with any underwriters, brokers or dealers regarding the sale of the Shares. See “Plan of Distribution.” Any commissions and/or discounts on the sale of Shares offered by the Selling Shareholders will be paid by the Selling Shareholders, and all other expenses related to the filing of the registration statement to which this offering relates are being paid by the Company. Other expenses to be paid by the Company may include SEC filing fees and costs, printing costs, legal fees and accounting fees.

        The information appearing in the table below, which is based on information provided by or on behalf of the named selling stockholders, supplements and amends the selling stockholders table in the Original Prospectus. Westminster Securities Corporation is a new entry, and the shares registered for John O’Shea has been reduced. All other entries in the selling stockholders table, including the totals, remain the same.

Name	Outstanding Shares Beneficially Owned Prior to the Offering	Shares Underlying Warrants and Options	Total Shares (Based on columns A & B) Beneficially Owned Prior to Offering (1) (2)	Shares Offered Hereby (1) (2) (3)	Shares Owned After Offering (1) (3)
John P. O’Shea	—	301,608	301,608	301,608	—

Westminster Securities Corporation (29)	27,000	349,880	376,880	349,880	27,000

The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock outstanding may increase prior to the effectiveness of this registration statement due to penalty shares which may be issued.

(1)	Includes the shares issuable upon exercise of the Warrants.

(2)	The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the Warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. The beneficial ownership of the common stock by the selling stockholder set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3)	Assumes that all securities registered will be sold.

(29)	Westminster Securities Corp. acted as placement agent for our offerings in July \ August 2004 and May \ June 2005. Control Person is John O’Shea.

                THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                These securities are speculative and involve a high degree of risk and immediate substantial dilution to investors. Potential purchasers should not invest in these securities unless they can afford the risk of losing their entire investment. See “Risk Factors” on page 3 of the Original Prospectus.

              Prospectus Supplement No. 1 dated November 13, 2006